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                             CERTIFICATE OF ACCURACY

This is to certify that the translation described below is, to the best of our knowledge and belief, a true and accurate rendition of the original document.

Job Number:                         96282
                                    -----

Job Name:                           WACHTELL, LIPTON, ROSEN & KATZ
                                    ------------------------------

Job Description:                    HR 71036 SEPT 26 2006 (EDITING)
                                    -------------------------------

Language from:  SPANISH                     into:  ENGLISH
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Date:  NOVEMBER 27, 2006                    /S/ PAUL M. MARTINEZ
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                                            Paul M. Martinez
                                            Project Manager
-------------------------------------------------------------------------------

STATE OF NEW YORK, COUNTY OF KINGS

Subscribed and sworn to before me
this date of November 27, 2006



/s/ Robert J. Mazza
NOTARY PUBLIC

               ROBERT J. MAZZA
      Notary Public, State of New York
               No. 02MA5057911
          Qualified in Kings County
      Commission Expires April 1, 2010

            A Member of the International Family of Bowne Companies


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Acciona


                                                                      [address]
                                                      Madrid, 25 September 2006

Dear Sirs,

Please find herewith the press release we are going to send to the media today.

Sincerely,

ACCIONA, S.A.

Signed: Valentin Montoya Moya
General Director of Finance

The transaction closed at a price of 32 euros per share

                      ACCIONA ACQUIRES 10 PERCENT OF ENDESA

         o Company does not discount the possible increase of its participation up to a percentage not requiring the formulation of an offer to purchase

         o    Transaction amounts to 3,388 million euros

Madrid, September 25, 2006 - Acciona has acquired. in a market transaction, 10 percent of the capital stock of Endesa at a price of 32 euros per share. The acquisition financed by the Banco Santander has already been reported to the CNMV [Comision Nacional del Mercado de Valores].

Acciona does not discount the possible increase of its participation up to a percentage not requiring the formulation of an offer to purchase once the Comision Nacional de la Energia [National Energy Commission] grants its authorization for the purchase of a greater percentage.

The purchase of the 105,875,211 shares has involved a disbursement of more than 3,388 million euros, which represents an implicit PER for 2006 of 11.5.

The purchase of this block of Endesa shares fits within the growth strategy of Acciona in the energy sector and strengthens its industrial plan for transition toward a more sustainable energy model.

The 2005-2009 Business Plan of Endesa contemplates annual growth of its net profit exceeding 12 percent and an investment exceeding 14,000 million euros. In addition, Endesa will designate more that 7,000 million euros for payment of dividends in the period, as well as 100 percent of the surpluses obtained from the sales of assets.

Endesa is the leading electrical company in the Spanish market and in Latin America and the third in the French and Italian market. It has an efficient and diversified power mix and strong generation of recurrent cash flow.

The Spanish electrical sector has one of the greatest potentials for growth in its scope both in demand and in rising rates.

Acciona Energia is present in the sector of renewable energy with a total installed capacity as of June 2006 exceeding 2,800 Megawatts. The Business Plan of Endesa contemplates achieving 3,000 Megawatts of renewable energy capacity in 2009.

Acciona is one of the principal Spanish corporations with activities in some twenty countries on the five continents in the areas of transportation, renewable energy, hydraulic resources, urban and environmental services, construction, promotion of housing and management of hospitals, among other things.

In the first half of 2006, Acciona achieved sales of 2,873 million euros (37.3% increase), EBITDA of 458 million euros (52.1% increase) and a net result of 188 million euros (38% increase). In addition, the investments amounted to 1,555 million euros, a 218% increase in relation to the preceding fiscal year. ACCIONA is listed on the selective stock exchange index of the IBEX-35 (ANA.MC) with capitalization exceeding 7,200 million euros.